Exhibit 99.1

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Scott McCarty 303-460-2103, smccarty@ball.com

Strong Performance Drives Ball's Improved Second Quarter Results

Highlights
●	Second quarter 2011 comparable earnings per diluted share of 85 cents, vs. 69 cents in 2010, an increase of more than 23 percent, with comparable EBIT up over 14 percent to $257 million
●	Strong volume growth in beverage cans, particularly in China
●	Positive impact from Ball’s strategic expansion into extruded aluminum packaging business
●	Continued strong aerospace program performance
●	Full-year free cash flow still expected to be at least $400 million after growth capital of $300 million
●	Majority of free cash flow targeted for share buyback

BROOMFIELD, Colo., July 28, 2011—Ball Corporation [NYSE:BLL] today reported second quarter net earnings attributable to the corporation of $143.1 million, or 84 cents per diluted share, on sales of $2.3 billion, compared to $69.0 million, or 37 cents per diluted share, on sales of $2 billion in the second quarter of 2010. Results for the first six months of 2011 were net earnings attributable to the corporation of $234.4 million, or $1.37 per diluted share, on sales of $4.3 billion, compared to $148.3 million, or 79 cents per diluted share, on sales of $3.6 billion in the first six months of 2010.
Comparable 2011 earnings per diluted share for the second quarter and year-to-date were 85 cents and $1.43 respectively, versus second quarter and year-to-date 2010 comparable earnings per diluted share of 69 cents and $1.12, respectively.
Details of comparable segment earnings and business consolidation activities can be found in Notes 1 and 2 to the unaudited consolidated financial statements that accompany this news release.
“Ball reported solid results, driven largely by demand for metal packaging in China and Europe, exceptional aerospace program performance and the impact of Ball’s strategic expansion into extruded aluminum packaging,” said John A. Hayes, president and chief executive officer. “Each of our segments realized year-over-year improvement. Our capital projects across the corporation are on track and on budget, and when completed will allow us to further align with customer demand and leverage global growth opportunities in 2011 and beyond.”

Ball Corporation ● 10 Longs Peak Drive ● P.O. Box 5000 ● Broomfield, CO 80021 ● www.ball.com	Page 1

“Weaker beverage can demand in North and South America dampened what could have been an even better quarter from an operating perspective,” said Raymond J. Seabrook, executive vice president and chief operating officer, global packaging. “Our metal packaging manufacturing facilities continue to improve efficiencies and operating performance while effectively managing multiple capital project initiatives.”

Metal Beverage Packaging, Americas & Asia

Metal beverage packaging, Americas and Asia, comparable segment operating earnings were $126.1 million in the second quarter on sales of $1.2 billion, compared to $114.5 million on sales of $1 billion in the second quarter of 2010. For the first six months, comparable segment operating earnings were $241.7 million on sales of $2.2 billion, compared to $188.5 million on sales of $1.8 billion during the same period in 2010. Strong demand continued in China, while year-to-date volumes in the Americas were up in the low-single digits compared to 2010.
During the quarter, Ball began construction of a beverage can plant in Qingdao, China, which is scheduled for start up at the end of 2011. New joint venture beverage can plants in Brazil and Vietnam are scheduled to begin production in early 2012. Output from the joint venture plants is secured by long-term customer contracts.

Metal Beverage Packaging, Europe

Metal beverage packaging, Europe, results in the quarter were comparable segment operating earnings of $84.7 million on sales of $607.9 million, compared to $72.5 million on sales of $479.3 million in 2010. Results for the first six months were comparable segment operating earnings of $137.8 million on sales of $1.1 billion, compared to $107.5 million on sales of $846.8 million in 2010.
European beverage can volumes increased mid-single digits on an equivalent basis through the first six months. Aluminum aerosol volumes rose approximately 20 percent year-over-year in Ball Aerocan on a pro forma basis for the extruded aluminum packaging business acquired earlier this year.

Metal Food & Household Products Packaging, Americas

Metal food and household products packaging, Americas, results in the quarter were comparable segment operating earnings of $41.3 million on sales of $345.7 million, compared to $33.4 million in 2010 on sales of $312.0 million. Year-to-date results were comparable segment operating earnings of $81.1 million on sales of $690.4 million, compared to $55.1 million on sales of $597.4 million in 2010. Second quarter operating earnings benefited from strong operating performance, sales price/mix improvements and earnings from the aluminum slug business the company acquired in July 2010.

Ball Corporation ● 10 Longs Peak Drive ● P.O. Box 5000 ● Broomfield, CO 80021 ● www.ball.com	Page 2

In the quarter, food can volumes were flat and aerosol volumes were slightly lower compared to the same period in 2010. Challenging spring weather in the central and southern U.S. delayed crop plantings and will result in a later seasonal vegetable harvest.

Aerospace and Technologies

Aerospace and technologies results were comparable segment operating earnings of $21.7 million on sales of $199.9 million in the second quarter, compared to $18.6 million on sales of $180.2 million in 2010. For the first six months, comparable segment operating earnings were $40.4 million on sales of $391.1 million compared to $32.1 million on sales of $345.2 million during the same period last year. Backlog at the end of the quarter was $903 million.
During the quarter, Ball completed the expansion of the company’s 160,000-square-foot Aerospace Manufacturing Center in Colorado and began the expansion of its aerospace satellite manufacturing facility in Boulder. The expansions are expected to improve productivity significantly and position Ball for future large antenna systems and video technology business critical to the next generation of products required by customers.

Outlook

“We expect full-year free cash flow to be at least $400 million assuming approximately $500 million of capital expenditures, of which $300 million is for growth projects,” said Scott C. Morrison, senior vice president and chief financial officer. “Through the first six months of 2011 we acquired a net $241 million of Ball stock, and we intend to utilize most of our free cash flow for share repurchases.”
“Our company remains on track to have another excellent year,” Hayes said. “Our disciplined approach to capital deployment and our diverse product portfolio position Ball for continued growth, and despite six fewer accounting days in the second half of 2011, a challenging global economy and weaker volume trends in North America, we expect second half results to be improved over the same period last year.”
Ball Corporation is a supplier of high quality packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 14,500 people worldwide and reported 2010 sales of more than $7.6 billion. For the latest Ball news and for other company information, please visit http://www.ball.com.

Investor Field Trip Announcement & Conference Call Details
On Oct. 10-11, 2011, Ball will host an Investor Field Trip. Financial analysts and institutional investors who are interested in attending should register by contacting Ann Scott, director, investor relations. Space is limited.
Ball Corporation will hold its regular quarterly conference call on the company’s results and performance on July 28, 2011, at 9 a.m. Mountain Time (11 a.m. Eastern). The North American toll-free number for the call is 800-268-2160. International callers should dial 303-223-2680. Please use the following URL for a webcast of the live call:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=4144011

For those unable to listen to the live call, a taped replay will be available at 11 a.m. Mountain Time on July 28 until 11 a.m. Mountain Time on Aug. 4, 2011. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21529536.

Ball Corporation ● 10 Longs Peak Drive ● P.O. Box 5000 ● Broomfield, CO 80021 ● www.ball.com	Page 3

A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com in the investors section under “presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available on our website and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange rates or tax rates. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the recent global recession and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions; regulatory action or laws including tax, environmental, health and workplace safety, including U.S. FDA and other actions affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget and debt limit; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.
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Ball Corporation ● 10 Longs Peak Drive ● P.O. Box 5000 ● Broomfield, CO 80021 ● www.ball.com	Page 4

Condensed Financials (June 2011)

Unaudited Condensed Consolidated Statements of Earnings

	Three months ended		Six months ended
($ in millions, except per share amounts)	July 3, 2011	June 27, 2010	July 3, 2011	June 27, 2010

Net sales	$2,309.7	$2,007.5	$4,320.9	$3,599.8

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(1,885.5)	(1,643.1)	(3,516.2)	(2,961.3)
Depreciation and amortization	(74.1)	(62.4)	(147.7)	(125.1)
Selling, general and administrative	(93.1)	(77.6)	(192.5)	(156.9)
Business consolidation and other activities	(2.9)	(2.3)	(16.4)	(1.8)
	(2,055.6)	(1,785.4)	(3,872.8)	(3,245.1)

Earnings before interest and taxes	254.1	222.1	448.1	354.7

Interest expense	(45.2)	(36.6)	(91.7)	(70.5)
Debt refinancing costs	–	(8.1)	–	(8.1)
Total interest expense	(45.2)	(44.7)	(91.7)	(78.6)
Earnings before taxes	208.9	177.4	356.4	276.1
Tax provision	(64.6)	(60.8)	(112.6)	(81.7)
Equity in results of affiliates	1.1	28.0	1.1	32.7

Net earnings from continuing operations	145.4	144.6	244.9	227.1

Discontinued operations, net of tax	(0.3)	(75.6)	(1.6)	(78.7)

Net earnings	145.1	69.0	243.3	148.4

Less net earnings attributable to noncontrolling interests	(2.0)	–	(8.9)	(0.1)

Net earnings attributable to Ball Corporation	$143.1	$69.0	$234.4	$148.3

Earnings per share:
Basic–continuing operations	$0.86	$0.78	$1.40	$1.23
Basic–discontinued operations	–	(0.41)	(0.01)	(0.43)
Total basic earnings per share	$0.86	$0.37	$1.39	$0.80

Diluted–continuing operations	$0.84	$0.77	$1.38	$1.21
Diluted–discontinued operations	–	(0.40)	(0.01)	(0.42)
Total diluted earnings per share	$0.84	$0.37	$1.37	$0.79

Weighted average shares outstanding (000s):
Basic	167,197	184,200	168,204	185,132
Diluted	170,684	186,918	171,541	187,832

Condensed Financials (June 2011)

Unaudited Condensed Consolidated Statements of Cash Flows

	Six months ended
($ in millions)	July 3, 2011	June 27, 2010
Cash Flows From Operating Activities:
Net earnings	$243.3	$148.4
Discontinued operations, net of tax	1.6	78.7
Depreciation and amortization	147.7	125.1
Gain and equity earnings related to acquisition	–	(22.1)
Income taxes	36.1	(7.7)
Changes in working capital	(331.0)	(361.4)
Other, net	65.4	47.8
Cash provided by (used in) continuing operating activities	163.1	8.8
Cash provided by (used in) discontinued operating activities	(1.9)	21.9
	161.2	30.7

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(213.5)	(69.1)
Business acquisition	(295.2)	–
Acquisition of equity affiliate	–	(89.2)
Other, net	(0.6)	(10.2)
Cash provided by (used in) continuing investing activities	(509.3)	(168.5)
Cash provided by (used in) discontinued investing activities	–	(7.4)
	(509.3)	(175.9)

Cash Flows From Financing Activities:
Changes in borrowings, net	600.3	180.7
Purchases of common stock, net of issuances	(241.1)	(141.1)
Dividends	(23.3)	(18.3)
Other, net	3.8	(9.3)
Cash provided by (used in) continuing financing activities	339.7	12.0

Effect of exchange rate changes on cash	1.2	(2.4)

Change in cash	(7.2)	(135.6)
Cash–beginning of period	152.0	210.6
Cash–end of period	$144.8	$75.0

Condensed Financials (June 2011)

Unaudited Condensed Consolidated Balance Sheets

($ in millions)	July 3, 2011	June 27, 2010

Assets

Cash and cash equivalents	$144.8	$75.0
Receivables, net	1,215.1	1,062.9
Inventories, net	1,196.7	876.2
Deferred taxes and other current assets	168.0	208.2
Assets held for sale	–	327.6
Total current assets	2,724.6	2,549.9

Property, plant and equipment, net	2,263.0	1,656.3
Goodwill	2,372.0	1,887.6
Other assets, net	490.8	524.5

Total assets	$7,850.4	$6,618.3

Liabilities and Shareholders’ Equity

Current liabilities
Short-term debt and current portion of long-term debt	$349.5	$550.7
Payables and other accrued liabilities	1,402.3	1,261.3
Liabilities held for sale	–	68.8
Total current liabilities	1,751.8	1,880.8

Long-term debt	3,124.9	2,157.1
Other long-term liabilities	1,238.9	1,134.0
Shareholders’ equity	1,734.8	1,446.4

Total liabilities and shareholders’ equity	$7,850.4	$6,618.3

Notes to Condensed Financials (June 2011)

1. Business Segment Information

	Three months ended		Six months ended
($ in millions)	July 3, 2011	June 27, 2010	July 3, 2011	June 27, 2010

Sales–
Metal beverage packaging, Americas & Asia	$1,164.1	$1,036.0	$2,196.4	$1,810.4
Metal beverage packaging, Europe	607.9	479.3	1,050.9	846.8
Metal food & household packaging, Americas	345.7	312.0	690.4	597.4
Aerospace & technologies	199.9	180.2	391.1	345.2
Corporate and intercompany eliminations	(7.9)	–	(7.9)	–
Net sales	$2,309.7	$2,007.5	$4,320.9	$3,599.8

Earnings before interest and taxes–
Metal beverage packaging, Americas & Asia	$126.1	$114.5	$241.7	$188.5
Business consolidation and other activities	(2.5)	0.8	(13.4)	1.3
Total metal beverage packaging, Americas & Asia	123.6	115.3	228.3	189.8

Metal beverage packaging, Europe	84.7	72.5	137.8	107.5
Business consolidation and other activities	(0.3)	–	(2.9)	–
Total metal beverage packaging, Europe	84.4	72.5	134.9	107.5

Metal food & household packaging, Americas	41.3	33.4	81.1	55.1

Aerospace & technologies	21.7	18.6	40.4	32.1

Segment earnings before interest and taxes	271.0	239.8	484.7	384.5

Undistributed corporate expenses and intercompany eliminations, net	(16.8)	(14.6)	(36.5)	(26.7)
Business consolidation and other activities	(0.1)	(3.1)	(0.1)	(3.1)
Total undistributed corporate expenses, net	(16.9)	(17.7)	(36.6)	(29.8)

Earnings before interest and taxes	$254.1	$222.1	$448.1	$354.7

Notes to Condensed Financials (June 2011)

2. Material Business Consolidation Activities and Other Significant Noncomparable Items

In January 2011, Ball announced plans to close its Torrance, California, beverage can manufacturing plant; relocate a 12-ounce can line from the Torrance plant to its Whitby, Ontario, plant; and expand specialty can production in its Fort Worth, Texas, plant. The company recorded charges of $10.5 million ($6.4 million after tax) and $2.2 million ($1.3 million after tax) during the first and second quarters of 2011, respectively, in connection with these activities.

Also in January 2011, the company acquired Aerocan S.A.S. for €221.7 million ($295.2 million) in cash and assumed debt. Aerocan is a leading European manufacturer of extruded aerosol containers and the aluminum slugs used to make them. During the first six months, the company recorded transaction costs of $2.9 million ($1.9 million after tax) related to this acquisition.

The second quarter of 2010 included a charge of $3.1 million ($1.9 million after tax) to establish a reserve associated with an environmental matter at a previously owned facility. Additionally, in April 2010, Ball redeemed senior notes due December 2012, which resulted in a charge of $8.1 million ($4.9 million after tax) for the related call premium and write off of unamortized financing costs and unamortized premiums.

In June 2010, the company acquired the remaining 65 percent interest in a joint venture metal beverage can and end plant in Sanshui, PRC, for $89.2 million in cash (net of cash acquired) and assumed debt. As a result of the required purchase accounting, the company recorded a gain in equity earnings of $22.1 million.

In connection with the sale of the plastic packaging, Americas, business in August 2010, the company reported discontinued operations as detailed in the following table:

	Three months ended		Six months ended
($ in millions)	July 3, 2011	June 27, 2010	July 3, 2011	June 27, 2010

Net sales	$–	$149.3	$–	$263.2

Earnings from operations	$–	$3.4	$–	$1.4
Impairment loss	–	(107.1)	–	(107.1)
Loss on sale of business	–	–	(0.8)	–
Business consolidation activities	(0.5)	(4.4)	(1.8)	(7.3)
Tax benefit	0.2	32.5	1.0	34.3
Discontinued operations, net of tax	$(0.3)	$(75.6)	$(1.6)	$(78.7)

A summary of the effects of the above transactions on after-tax earnings is as follows:

	Three months ended		Six months ended
($ in millions, except per share amounts)	July 3, 2011	June 27, 2010	July 3, 2011	June 27, 2010

Net earnings attributable to Ball Corporation, as reported	$143.1	$69.0	$234.4	$148.3
Discontinued operations, net of tax	0.3	75.6	1.6	78.7
Business consolidation and other activities, net of tax	1.7	1.4	10.1	1.1
Gains and equity earnings related to acquisition, net of tax	–	(22.1)	–	(22.1)
Debt refinancing costs, net of tax	–	4.9	–	4.9
Net earnings attributable to Ball Corporation before above transactions (Comparable Earnings)	$145.1	$128.8	$246.1	$210.9

Per diluted share before above transactions	$0.85	$0.69	$1.43	$1.12

Notes to Condensed Financials (June 2011)

2. Material Business Consolidation Activities and Other Significant Noncomparable Items (cont’d)

A summary of the effects of the above transactions on earnings before interest and taxes follows:

	Three months ended		Six months ended
($ in millions)	July 3, 2011	June 27, 2010	July 3, 2011	June 27, 2010

Earnings before interest and taxes, as reported	$254.1	$222.1	$448.1	$354.7
Business consolidation and other activities	2.9	2.3	16.4	1.8
EBIT before above transactions (Comparable EBIT)	$257.0	$224.4	$464.5	$356.5

Ball’s management segregates the above comparable items to evaluate the performance of the company’s continuing operations. The information is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited condensed consolidated statements of earnings. Non-U.S. GAAP measures should not be considered in isolation.